Exhibit 99.1

Exelis reports second-quarter 2013 financial results; reaffirms full-year guidance

  Orders up 14 percent from second-quarter 2012 on strength in C4ISR segment
  Information and Technical Services segment operating income up 47 percent from 2012
  Funded status of pension improves more than 10 percent

MCLEAN, Va.--(BUSINESS WIRE)--August 2, 2013--ITT Exelis (NYSE: XLS) reported second-quarter 2013 financial results today. Second-quarter revenue was $1.3 billion, compared to $1.4 billion in the second quarter of 2012. Operating income was $127 million and net income was $0.41 per diluted share, compared to $145 million and $0.46 per diluted share during the same period in 2012. Orders received in the second quarter of 2013 totaled $1.4 billion, a 14 percent improvement from the second quarter of 2012. Funded status of the company’s pension also improved by more than 10 percent primarily due to pension actions announced during the second quarter.

Significant new orders announced during the quarter included $125 million in airborne electronic warfare equipment for the U.S. Navy, contracts for night vision devices and spare parts for the Italian Army, U.S. Army and U.S. Special Operations Command, two orders from Lockheed Martin totaling more than $10 million for composite aerostructures, and a contract from Aireon LLC to provide the air traffic management data processing and distribution component for its global space-based air traffic surveillance system.

The company also secured two large services contracts on which it was the incumbent: the $788 million Operations, Maintenance and Defense of U.S. Army Communications in Southwest Asia and Central Asia (formerly known as TACSWACAA) and the $435 million Deep Space Network program, which provides communications support for more than 30 NASA and international spacecraft.

“During the second quarter, we demonstrated particular success in both retaining core programs and in securing a wide variety of new business across both segments,” said Exelis CEO and President David F. Melcher. “We remain on-track to deliver results in line with our expectations for 2013 and will continue to proactively align our strategy and operations with the market environment to deliver affordable, world-class solutions for our customers.”

Segment Results

C4ISR Electronics and Systems

C4ISR Electronics and Systems second-quarter 2013 revenue was $518 million, compared to $620 million during the same period in 2012, mainly due to decreased domestic sales of night vision and counter-IED products, partially offset by upgrades to SINCGARS and strong geospatial intelligence systems revenue. Segment operating income for the quarter was $40 million, versus $86 million for the second quarter of 2012, primarily driven by volume declines and restructuring charges taken in the segment.

Information and Technical Services

Information and Technical Services second-quarter 2013 revenue was $733 million, compared to $759 million in the second quarter of 2012, primarily due to decreased activity on Middle East facility operations programs. Segment operating income for the quarter was $87 million, compared to $59 million for the same period in 2012, positively impacted by contract productivity improvements.

2013 Guidance

Exelis also reaffirms its previously published guidance for 2013 sales, operating margin, earnings per share and free cash flow.

Sales	$5.0 billion - $5.1 billion
Operating Margin	9.4% - 9.8%
Earnings Per Share	$1.45 - $1.55
Free Cash Flow	> $225 million

The company’s 2013 financial guidance includes $70 million to $80 million of projected restructuring expense. FAS pension expense for the year is projected in the range of $80 million to $90 million, at the midpoint, an increase of approximately $53 million from the prior year. The company anticipates generating free cash flow in excess of $225 million after making pension contributions in the range of $142 million to $152 million.

The company notes that forward-looking statements of future performance made in this release are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including those factors set forth in the Safe Harbor Statement below.

Transition of the Exelis Brand

The company also announced that it will initiate the final steps in separating its corporate identity from former parent company ITT Corporation by removing “ITT” from the Exelis brand, effective November 2013. Exelis has used the “ITT” name alongside “Exelis” as part of its branding strategy since November 2011, under a licensing agreement with ITT.

Investor Call Today

Exelis senior management will host a conference call for investors today at 10 a.m. Eastern Daylight Time to review second-quarter 2013 financial results and to answer questions. The briefing can be monitored live via webcast at the following address on the company's website: www.exelisinc.com/investors.

About ITT Exelis

Exelis is a diversified, top-tier global aerospace, defense, information and technical services company that leverages a 50-year legacy of deep customer knowledge and technical expertise to deliver affordable, mission-critical solutions for global customers. We are a leader in communications, sensing and surveillance, critical networks, electronic warfare, navigation, air traffic solutions and information systems with growing positions in C4ISR, composite aerostructures, logistics and technical services. Headquartered in McLean, Va., the company employs about 19,900 people and generated 2012 sales of $5.5 billion. For more information, visit our website at www.exelisinc.com or connect with us on Facebook, Twitter and YouTube.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 (the “Act”): Some of the information included herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 (the “Act”). Whenever used, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “may,” “could,” “outlook” and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in, or implied from, such forward-looking statements. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the company’s historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to:

  Our dependence on the defense industry and the business risks peculiar to that industry, including changing priorities or reductions in the U.S. government or international defense budgets;
  Government regulations and compliance therewith, including changes to the Department of Defense procurement process;
  Our international operations, including sales to foreign customers;
  Competition, industry capacity and production rates;
  Misconduct of our employees, subcontractors, agents and business partners;
  The level of returns on postretirement benefit plan assets and potential employee benefit plan contributions and other employment and pension matters;
  Changes in interest rates and other factors that affect earnings and cash flows;
  The mix of our contracts and programs, our performance, and our ability to control costs;
  Governmental investigations;
  Our level of indebtedness and our ability to make payments on or service our indebtedness;
  Subcontractor performance;
  Economic and capital markets conditions;
  The availability and pricing of raw materials and components;
  Ability to retain and recruit qualified personnel;
  Protection of intellectual property rights;
  Changes in technology;
  Contingencies related to actual or alleged environmental contamination, claims and concerns;
  Security breaches and other disruptions to our information technology and operations; and
  Our ability to execute our internal performance plans including restructuring, productivity improvements and cost reduction initiatives;
  Unanticipated changes in our tax provisions or exposure to additional income tax liabilities.

The forward-looking statements in this release are made as of the date hereof and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the company’s historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in the Exelis Inc. Form 10-K for the fiscal year ended December 31, 2012, and those described from time to time in our future reports filed with the Securities and Exchange Commission.

Exelis Inc.
Condensed Consolidated Statements of Operations
(unaudited)

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Product revenue	$518	$620	$1,017	$1,273
Service revenue	733	759	1,419	1,527
Total revenue	1,251	1,379	2,436	2,800
Costs of product revenue	380	433	737	894
Costs of service revenue	594	654	1,171	1,328
Selling, general and administrative expenses	122	130	237	263
Research and development expenses	15	16	28	30
Restructuring charges, net	13	1	62	2
Operating income	127	145	201	283
Interest expense, net	10	11	18	20
Other expense (income), net	(3)	(1)	(1)	7
Income from continuing operations before income tax expense	120	135	184	256
Income tax expense	42	49	62	100
Net income	$78	$86	$122	$156
Earnings Per Share
Basic
Net income	$0.41	$0.46	$0.65	$0.83
Diluted
Net income	$0.41	$0.46	$0.64	$0.83
Weighted average common shares outstanding – basic	188.2	187.5	188.2	187.1
Weighted average common shares outstanding – diluted	190.5	188.5	190.2	188.0
Cash dividends declared per common share	$0.10	$0.10	$0.21	$0.21

Exelis Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(IN MILLIONS)	June 30,	December 31,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$259	$292
Receivables, net	1,035	995
Inventories, net	297	283
Deferred tax asset	65	85
Other current assets	56	58
Total current assets	1,712	1,713
Plant, property and equipment, net	508	512
Goodwill	2,185	2,180
Other intangible assets, net	177	184
Deferred tax asset	470	556
Other non-current assets	65	67
Total non-current assets	3,405	3,499
Total assets	$5,117	$5,212
Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$368	$444
Advance payments and billings in excess of costs	327	322
Compensation and other employee benefits	219	246
Other accrued liabilities	249	203
Total current liabilities	1,163	1,215
Defined benefit plans	1,924	2,203
Long-term debt	649	649
Deferred tax liability	3	1
Other non-current liabilities	130	128
Total non-current liabilities	2,706	2,981
Total liabilities	3,869	4,196
Commitments and contingencies
Shareholders' equity
Common stock	2	2
Additional paid-in capital	2,590	2,575
Treasury stock	(5)	—
Retained earnings	355	274
Accumulated other comprehensive loss	(1,694)	(1,835)
Total shareholders' equity	1,248	1,016
Total liabilities and shareholders' equity	$5,117	$5,212

Exelis Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

(IN MILLIONS)	Six Months Ended June 30,
	2013	2012
Operating activities
Net income	$122	$156
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	56	63
Stock-based compensation	16	13
Restructuring charges, net	62	2
Payments for restructuring	(23)	(11)
Defined benefit plans expense	48	24
Defined benefit plans payments	(75)	(275)
Change in assets and liabilities
Change in receivables	(45)	(114)
Change in inventories	(13)	(1)
Change in other assets	(3)	(2)
Change in accounts payable	(76)	(21)
Change in advance payments and billings in excess of costs	6	(29)
Change in deferred taxes	7	130
Change in other liabilities	(39)	(44)
Other, net	1	(1)
Net cash provided by (used in) operating activities	44	(110)
Investing activities
Capital expenditures	(36)	(50)
Proceeds from the sale of assets	9	1
Acquisitions, net of cash acquired	(16)	(24)
Other, net	(1)	2
Net cash used in investing activities	(44)	(71)
Financing activities
Proceeds from commercial paper, net	—	257
Dividends paid	(19)	(39)
Common stock repurchased	(5)	—
Proceeds from exercise of stock options	3	14
Other, net	(3)	(2)
Net cash (used in) provided by financing activities	(24)	230
Exchange rate effects on cash and cash equivalents	(9)	1
Net change in cash and cash equivalents	(33)	50
Cash and cash equivalents – beginning of year	292	116
Cash and cash equivalents – end of year	$259	$166

CONTACT:
ITT Exelis
Investors
Katy Herr, 703-790-6376
Katy.Herr@exelisinc.com
or
Media
B.J. Talley, 703-790-6349
William.Talley@exelisinc.com